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FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

    This First Amendment to Loan and Security Agreement (this "First Amendment") is made by and between Launch Media, Inc., a Delaware corporation ("Borrower") and Yahoo! Inc., a Delaware corporation ("Lender") as of this 27 day of June 2001. All capitalized terms used herein shall have the meaning set forth in the Loan and Security Agreement (as defined below) unless otherwise stated.

    WHEREAS, Borrower and Lender entered into a Loan and Security Agreement dated as of May 25, 2001 (the "Loan and Security Agreement") whereby Borrower agreed to borrow, and Lender agreed to lend, funds in the aggregate principal amount of up to three million dollars ($3,000,000) (the "Original Loan Amount") subject to certain terms and conditions contained therein;

    WHEREAS, Lender made the First Advance (as defined below) under the Loan and Security Agreement to Borrower on May 25, 2001 in the principal amount of two million dollars ($2,000,000) as evidenced by that certain Secured Promissory Note dated May 25, 2001 executed by Borrower in favor of Lender;

    WHEREAS, in addition to the Original Loan Amount, Lender has agreed to make an additional two million dollars ($2,000,000) available to Borrower for a secured loan in an aggregate principal amount of up to five million dollars ($5,000,000) (collectively, the "Loan"); and

    WHEREAS, the parties have agreed to amend the Loan and Security Agreement as herein provided.

    NOW THEREFORE, the parties hereto have agreed as follows:

    1.  Section 1.1 of the Loan and Security Agreement shall be amended and restated in its entirety as follows:

    "1.1  Advances.  Lender agrees to make (i) an initial advance to Borrower in an aggregate amount of two million dollars ($2,000,000) on May 25, 2001 (the "First Advance"); (ii) a first subsequent advance in an aggregate amount of one million two hundred thousand dollars ($1,200,000) on June 28, 2001 (the "Second Advance"); (iii) a second subsequent advance in an aggregate amount of one million dollars ($1,000,000) on July 2, 2001 (the "Third Advance"), provided that Lender shall have no obligation to make such Third Advance if the conditions set forth on Exhibit A hereto have not been satisfied on or prior to July 2, 2001, and provided further that Lender shall have received a certificate of the Chief Financial Officer of Borrower, dated on or before July 2, 2001, that the conditions set forth on Exhibit A hereto have been satisfied in all respects; and (iv) a third subsequent advance on July 31, 2001 in an aggregate amount of either (A) eight hundred thousand dollars ($800,000) if the conditions set forth on Exhibit B-1 hereto have been satisfied on or prior to July 31, 2001 or (B) five hundred fifty thousand dollars ($550,000) if the conditions set forth on Exhibit B-1 hereto have not been satisfied but the condition set forth on Exhibit B-2 hereto has been satisfied on or prior to July 31, 2001 (any advance made under this subsection (iv) (A) or (B), the "Fourth Advance"), provided that Lender shall have no obligation to make such Fourth Advance if the conditions set forth on either Exhibit B-1 or Exhibit B-2 have not been satisfied on or prior to July 31, 2001, provided further that Lender shall have received a certificate of the Chief Financial Officer of Borrower, dated on or before July 31, 2001, that the conditions set forth on either Exhibit B-1 or Exhibit B-2 (as applicable) have been satisfied in all respects. The First Advance, Second Advance, Third Advance and Fourth Advance may each be referred to herein as an "Advance" and, together, as the "Advances". Borrower acknowledges that Lender has no obligation whatsoever to make or fund any advances other than the First Advance, the Second Advance, Third Advance and Fourth Advance, each on the terms and conditions set forth herein."

    2.  Section 1.2 of the Loan and Security Agreement shall be amended and restated in its entirety as follows:

    "1.2  Promissory Notes; Maturity.  Borrower promises to execute and deliver to Lender one or more secured promissory notes prepared by Lender in substantially the form attached hereto as Exhibit A in the original principal amount of each of the First Advance, Second Advance, Third Advance and Fourth Advance at the time that each such advance is made as evidence of such advance (each, a "Note"). The aggregate principal amount of the Advances shall bear interest thereon from the funding date of each such Advance (the "Advance Date"), at the rate of ten percent (10%) per annum, based upon a 360 day year for the actual number of days elapsed. The entire amount of outstanding principal, accrued interest and any unpaid fees and expenses under and with respect to the Advances shall be due and payable on the earlier to occur of (i) December 31, 2001; (ii) the occurrence of an Event of Default (as defined herein); (iii) 90 days following the date of the Note in the event that discussions between Borrower and Lender with respect to a possible business combination transaction terminate prior to the execution of an acquisition agreement entered into between Lender and Borrower; (iv) except as provided in clause (v) below, 90 days following the date of termination of any acquisition agreement entered into between Borrower and Lender; or (v) immediately upon the termination of any acquisition agreement entered into between Borrower and Lender if and only if such termination results from (x) the acceptance by Borrower's Board of Directors of a third party's acquisition proposal, (y) a change in recommendation by Borrower's Board of Directors regarding the proposed transaction between Borrower and Lender or a failure of the Board of Directors of Borrower to continue to support the proposed transaction, or (z) a breach of the acquisition agreement by Borrower. All of the Advances, Loan and other Obligations (as defined in Section 3 of this Agreement) arising under this Agreement, the Notes, all UCC Financing Statements, the Intellectual Property Security Agreement and any other documents executed in connection with the Obligations or the transactions contemplated hereby (the "Loan Documents") shall constitute one general obligation of Borrower secured by the Collateral."

    3.  Concurrently herewith, Borrower shall have delivered an opinion of counsel in form and substance reasonably satisfactory to Lender.

    4.  Except as expressly stated in this First Amendment, all of the remaining terms of the Loan and Security Agreement shall remain in full force and effect following the date hereof.

    5.  This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank.]

    IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first written above.

LAUNCH MEDIA, INC.
By:	/s/ ROBERT D. ROBACK
Name:	Robert D. Roback
Title:	President

YAHOO! INC.
By:	/s/ SUSAN L. DECKER
Name:	Susan L. Decker
Title:	CFO

Exhibit A

    Borrower must make certain cash payments as set forth below:

1.	Payment to Universal of $150,000 in connection with the Universal Settlement not later than June 29, 2001.
2.
Payment to Credit Suisse First Boston First Boston of $1,000,000 as payment for the delivery of a fairness opinion in connection with the execution of an Agreement and Plan of Merger among Lender, Borrower and Jewel Acquisition Corporation. Such payment shall be made not later than June 29, 2001.

    Borrower's net cash position shall not be materially different on June 30, 2001 than the $500,000 projection formerly communicated to Lender.

Exhibit B-1

    Borrower must enter into settlement agreements with Sony and BMG and make cash payments in an aggregate amount of $250,000 with respect to such settlements not later than July 31, 2001.

    Borrower's net cash position shall not be materially different on July 31, 2001 than the $300,000 projection formerly communicated to Lender.

Exhibit B-2

    Borrower's net cash position shall not be materially different on July 31, 2001 than the $300,000 projection formerly communicated to Lender.

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FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
Exhibit A
Exhibit B-1
Exhibit B-2